UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 1, 2009

Pacific Biometrics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 West Harrison St., Seattle, Washington		98119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-298-0068

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 1, 2009, Pacific Biometrics, Inc. entered into a Loan and Security Agreement with Terry M. Giles, a member of our Board of Directors, providing for a $4 million loan (the "Loan") to the company. We issued a promissory note to Mr. Giles for the Loan and each of our subsidiaries entered into a Subsidiary Guarantee with Mr. Giles to guarantee the Loan. In connection with and as required by the Loan, on September 1, 2009, we also repurchased 2,391,906 shares of common stock from certain stockholders at a price of $0.70 per share, pursuant to a Stock Redemption Agreement. We received net Loan proceeds of $2,325,665.80, after payment of the stock repurchase but excluding our legal and other expenses for the transaction. Also effective September 1, 2009, Mr. Giles resigned from our Board of Directors (see Item 5.02 below).

Background and Reasons for the Loan

Since January 30, 2008, we have been diligently seeking financing alternatives to fund our working capital and growth needs, and in particular our development efforts for our biomarker business. Over the past 19 months, we have had discussions with approximately 15 banks and other traditional and non-traditional lending sources. In the current financial market, many lenders simply are not willing to lend funds to companies such as ours without significant fixed assets and we have not been successful in obtaining offers for financing on favorable terms. Although we did receive a couple of term sheets for potential financing, those term sheets contained terms that we considered to be unfavorable, including high interest rates, warrant coverage, multiple loan fees, prepayment penalties and strict events of defaults.

In late April 2009, we engaged an investment banking firm to assist us with locating institutional investors potentially interested in pursuing a financing with us, whether equity, debt or convertible debt. We started working with the investment banker to prepare due diligence materials. Subsequently, in early June 2009, Mr. Giles, a member of our Board of Directors, approached us about him leading a debt financing directly with us, and he proposed terms for a $4 million loan, which also included a stock buy-back. We informed our investment banker about the terms of Mr. Giles' proposed loan and asked them whether they could find an investment from an unaffiliated third party that could match or beat Mr. Giles' offer. In July 2009, our investment banker advised us that it had not received any comparable financing proposals.

Our Board, in reviewing and approving the Loan transaction with Mr. Giles, determined that the terms of the Loan transaction are more favorable than we could have obtained from an unaffiliated third party, and that it is fair to and in the best interest of our stockholders. The Board considered a number of factors, in consultation with our management and advisors, in its review of the Loan, including the following:

• We believe that a straight debt financing is better for our stockholders, than an equity-based or convertible debt financing, in that it does not dilute our stockholders, particularly at the current price of our common stock. In addition, the terms of Mr. Giles' financing do not include warrant coverage, a term which we expect many other lenders would require, further protecting stockholders from dilution.
• Many terms of Mr. Giles' proposal are more favorable to us than what we would expect from other lending sources and more favorable than what we experienced with our prior loan financing with Laurus Master Funds. Such terms include the following:
• No prepayment penalty – the absence of a prepayment penalty provides us the opportunity to pay off the Loan early if we can obtain more favorable financing;
• Reduced loan fees;
• No financial covenants;
• Limited number of events of default; and
• Favorable cure periods for events of default.
• We evaluated the terms of the stock buy-back, for a maximum of 2.4 million shares at $0.70 per share. Between April 30 and July 30, our stock price closed at prices ranging from $0.60 to $0.79 per share, and on September 1, 2009, the closing trading price of our common stock was $0.95. Although we were not actively considering a stock repurchase at the time of Mr. Giles' proposal, we previously repurchased stock in late 2006 under a Board-authorized plan to repurchase up to $500,000 of stock at a maximum price of $1.17 per share. We evaluated the accounting impacts to us of buying back such a large volume of shares at or near the market price, compared to the historical trading volume of our common stock. We also considered the favorable impact of the buyback on our remaining stockholders’ ownership in the company by approximately 14%, and the impacts on our price per share and earnings per share.
• We reviewed the director conflict of interest with Mr. Giles, including the benefit to him from the loan and the stock buyback. As part of the loan agreement, Mr. Giles resigned from the board, although he will continue to have Board observation rights and other information rights as a lender.
• We considered the 48-month term of the loan and the cash flows needed to service the loan. We have successfully handled our debt obligations in the past (particularly our debt financing with Laurus Master Funds), and we believe that we will be able to service this loan.
• We considered the cash and non-cash impacts of the Loan and stock repurchase on our financial statements.
• We are not obligated to pay any placement agent fees to our investment banker in connection with the Loan with Mr. Giles. However, if we were to complete a financing through our investment banker, we would have been obligated to pay a 10% fee to the investment banker, or $400,000 for this Loan.

In light of the foregoing, the Board (with Mr. Giles abstaining) unanimously approved the Loan and stock repurchase.

Copies of the Loan and Security Agreement, Term Note, Subsidiary Guarantee and Stock Redemption Agreement are included as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Form 8-K. The discussion below is a summary of the material terms of those documents and is qualified in its entirety to the complete text of the each document.

Loan and Security Agreement

The principal amount of the Loan is $4 million, bearing interest at a fixed rate of 12.0% per annum. The term of the Loan is 48 months, with a maturity date of September 1, 2013. We may prepay the Loan at any time without premium or penalty. Unless the Loan is earlier prepaid, payments are to be made as follows:

• 8 monthly payments of accrued and unpaid interest only ($40,000), beginning on September 30, 2009 and on the last business day of each of the next succeeding seven calendar months; and
• 40 regular monthly payments of principal and interest ($121,822 each) on the last business day of each of each succeeding calendar month.

We are also obligated to pay a quarterly finance fee of $12,000 to Mr. Giles during the term of the Loan.

During the first 12 months of the term of the Loan, we have the right, in our sole discretion, to obtain an additional $500,000 loan from Mr. Giles. The interest rate on the additional loan will be at the same interest rate of 12.0% per annum and with the same maturity date and on the other terms as the Loan, but with a different amortization schedule. The additional loan is to be amortized over the number of months remaining in the 48-month term.

The Loan and Security Agreement provides that we use the Loan proceeds as follows:

• to repurchase up to a maximum of 2,400,000 shares of our common stock of held by certain stockholders as designated by Lender, at a purchase price of $0.70 per share, pursuant to the Stock Redemption Agreement (described below); and
• otherwise for working capital and other general corporate purposes.

Upon an event of default under the Loan and Security Agreement, all outstanding principal and interest owing under the Loan will be immediately due and payable. Upon an event of default, principal amounts under the Loan bear interest at a default rate of interest of 1-½% per month. Events of default consist of the following:

• if we fail to pay any amount required to be paid under the Loan within 60 days of its due date, subject to an additional 4 months following the 60-day period to cure the non-payment;
• if we default on or breach any material term, covenant or agreement in the Loan and Security Agreement, which remains unremedied for a period of 60 days after written notice of default;
• if any final judgment, decree, award or order for payment of money in an amount greater than $250,000 is filed against us and remains unsatisfied, unbonded, unstayed or undischarged for 60 days; or
• if we are generally not able to pay our debts as they become due, make a general assignment for the benefit of creditors, or commence any bankruptcy, reorganization or liquidation proceeding; or if any bankruptcy petition is filed against us in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of 90 days or more; or if we allow any custodianship, receivership, or trusteeship to continue undischarged for a period of 90 days or more.

Our obligations under the Loan are secured by a first priority security interest in all of our assets, including a pledge of our stock in our subsidiaries.

Upon an event of default under the Loan, Mr. Giles will have rights as a secured creditor under the Loan and Security Agreement and under the Uniform Commercial Code. Such rights include the right to declare the Loan immediately due and payable and to proceed against us or against any security of collateral to collect and recover the full amount or any portion of our obligations. In addition, in the event that we have failed to make a required payment on the Loan and such default continues for 90 days, Mr. Giles will have the right to engage an investment banking firm to identify potential purchasers and to solicit competitive bids for the disposition (whether by sale or otherwise) of all or any part of our company and assets. The terms of any such proposed disposition must be commercially reasonable, and will be subject to the prior approval of our Board of Directors and our stockholders. Mr. Giles will have the right to select such investment banking firm, provided it is reasonably acceptable to us, and we will pay the commercially reasonable fees and expenses of such firm.

In connection with the Loan transaction, Mr. Giles resigned from the Board effective September 1, 2009. During the term of the Loan, we granted to Mr. Giles certain Board observation rights to attend and observe, in a non-voting capacity, all meetings of the Board of Directors. In addition, we granted to Mr. Giles certain information rights, including the right to meet with management on a quarterly basis. We are not obligated to provide Mr. Giles with any information, or to include him in any Board meeting, as we deem necessary to protect any highly confidential information, to preserve an attorney-client privilege, or for other similar reasons. However, Mr. Giles is still subject to a confidentiality agreement with the company.

Subsidiary Guarantee

In connection with the Loan, each of our subsidiaries entered into a Subsidiary Guarantee in favor of Mr. Giles, pursuant to which each subsidiary has guaranteed payment of the loan. In addition, under the Subsidiary Guarantee, each subsidiary has granted to Mr. Giles a first priority security interest in all of its assets to secure its obligations under the Subsidiary Guarantee. Our four subsidiaries are Pacific Biomarkers, Inc., Pacific Biometrics, Inc. (a Washington corporation), PBI Technology, Inc. and BioQuant, Inc.

Stock Redemption Agreement

As described above, the Loan and Security Agreement required that we use a portion of the Loan proceeds to repurchase up to a maximum of 2.4 million shares of common stock held by certain stockholders, as designated by Mr. Giles, at a repurchase price of $0.70. Accordingly, on September 1, 2009, we repurchased a total of 2,391,906 shares of common stock, of which 382,870 shares were owned by Mr. Giles and the remaining 2,009,036 shares were held by five other stockholders. To facilitate the stock repurchase, Mr. Giles purchased the shares from the other stockholders at a price of $0.70 and then sold all of the shares to us, pursuant to the Stock Redemption Agreement, at the same price of $0.70. On September 1, 2009, the closing trading price of our common stock was $0.95. Following the stock repurchase, Mr. Giles continues to own 12,500 shares of our common stock.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described above in Item 1.01, on September 1, 2009, we became obligated on a $4 million promissory note, pursuant to the terms of a Loan and Security Agreement with Terry M. Giles. The material terms of the Loan and Security Agreement are described above, and a copy of the Loan and Security Agreement is included as Exhibit 10.1 to this Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Effective September 1, 2009, Terry M. Giles resigned as a member of our Board of Directors. Mr. Giles has served as a member of our Board of Directors since September 2003. Mr. Giles' resignation was in connection with the loan transaction described in Item 1.01 above, and there was no disagreement with management or any other members of our Board of Directors leading to his resignation. Pursuant to the Loan and Security Agreement, Mr. Giles will have certain Board observation rights while the Loan remains outstanding. In connection with Mr. Giles' resignation, the Board accelerated the vesting on 12,500 shares of restricted stock held by him pursuant to our 2005 Stock Incentive Plan.

(d) Effective September 1, 2009, our Board of Directors appointed Mario Ehlers, M.D., Ph.D., to the Board of Directors to fill the vacancy caused by Mr. Giles’ resignation. Dr. Ehlers previously served as our Chief Medical Officer from September 2002 to August 2008. Dr. Ehlers is not considered an independent director within the meaning of the listing standards of The NASDAQ Stock Market; accordingly, we do not currently expect that Dr. Ehlers will serve on any of our Board committees. As a member of the Board of Directors, Dr. Ehlers will be entitled to participate in our director compensation programs in the same manner as our other directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No. Description

10.1 Loan and Security Agreement, dated September 1, 2009, between Pacific Biometrics, Inc. and Terry M. Giles
10.2 Term Note, dated September 1, 2009
10.3 Subsidiary Guarantee, dated September 1, 2009, by Pacific Biometrics, Inc., Pacific Biomarkers, Inc., PBI Technology, Inc., and BioQuant, Inc. for the benefit of Terry M. Giles
10.4 Stock Redemption Agreement, dated September 1, 2009, between Pacific Biometrics, Inc. and Terry M. Giles

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biometrics, Inc.

September 1, 2009	By:	/s/ Ronald R. Helm

Name: Ronald R. Helm
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement, dated September 1, 2009, between Pacific Biometrics, Inc. and Terry M. Giles
10.2	Term Note, dated September 1, 2009
10.3	Subsidiary Guarantee, dated September 1, 2009, by Pacific Biometrics, Inc., Pacific Biomarkers, Inc., PBI Technology, Inc., and BioQuant, Inc. for the benefit of Terry M. Giles
10.4	Stock Redemption Agreement, dated September 1, 2009, between Pacific Biometrics, Inc. and Terry M. Giles